EXHIBIT A


                          SECURITIES PURCHASE AGREEMENT

         THIS SECURITIES PURCHASE AGREEMENT (this "Agreement") dated as of June 26, 1998 is by and among ASD GROUP, INC., a Delaware corporation (the "Company"); the parties listed on SCHEDULE 1 to this Agreement (individually, a "Purchaser" and collectively, the "Purchasers"); and GARY D. HORNE ("Horne").

                                R E C I T A L S:

         A. The Company is effecting a financial restructuring (the "Restructuring"). In connection therewith, the Company desires to sell shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock") and Common Stock, par value $.01 per share (the "Common Stock," and together with the Series A Preferred Stock and Series B Preferred Stock, the "Shares"), to the Purchasers pursuant to this Agreement on the terms and conditions set forth herein.

         B. The Purchasers desire to purchase Shares pursuant to this Agreement on the terms and subject to the conditions set forth herein.

         C. Automated Systems Developers, Inc., a New York corporation ("ASD"), and High Technology Computers, Inc., a New York corporation ("HTC"), are both wholly owned subsidiaries of the Company. Unless the context otherwise requires, all references to the Company include the Company, ASD and HTC.

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:

         1. PURCHASE OF SHARES. The Company hereby sells, conveys and transfers to the Purchasers and the Purchasers hereby purchase from the Company the number of shares of Series A Preferred Stock, Series B Preferred Stock and/or Common Stock set forth beside their respective names on Schedule I hereto at the prices described on Schedule 1. The terms of the Series A Preferred Stock and Series B Preferred Stock are as set forth in the Certificates of Designations, Preferences, Rights and Limitations (the "Certificates of Designation"), the forms of Certificates of Designation are attached as Exhibit A hereto. The purchase price for the Series A Preferred Stock, the Series B Preferred Stock and the Common Stock (the "Purchase Price") is as set forth on Schedule I hereof.

         2. CLOSING. Subject to the terms of this Agreement, an initial closing shall occur simultaneously with the execution of this Agreement, at the offices of Zane & Rudofsky, 152 West 57th Street, New York, New York 10019, at which time the Purchasers will purchase $1,500,000 in Shares (the "Initial Closing"). A subsequent closing shall occur 30 days after the Initial Closing at such location as shall be mutually agreed upon between the parties, at which time the Purchasers will purchase an additional $400,000 in Shares (the "Second

Closing" and, with the Initial Closing, the "Closings"). Notwithstanding anything contained herein to the contrary, if the Second Closing does not occur 30 days after the Initial Closing, the purchase price for the additional $400,000 in Shares shall increase by 10%.

         3. DELIVERIES BY THE PARTIES. At the Closing:

                  (a) DELIVERIES BY THE COMPANY: The Company will deliver the following documents in form and substance reasonably acceptable to counsel for the Purchasers;

                           (i) Certificates evidencing the Shares;

                           (ii) Good Standing Certificate for the Company and each of its subsidiaries issued by the Secretary of State of their respective jurisdictions of incorporation;

                           (iii) Certified copy of resolutions of the Board of Directors authorizing, among other things, the execution and delivery of this Agreement, consummation of the transactions contemplated hereby and the Restructuring;

                           (iv) Legal opinion of Broad and Cassel, counsel to the Company, in form and substance reasonably satisfactory to the Purchaser and Purchaser's counsel;

                           (v) Executed copies of the following additional documents to be entered into in connection with the Restructuring (collectively, the "Restructuring Documents"):

                                    (A) Option and Forbearance Agreement (the
                  "Option") between the Company and Bankers Trust Company
                  ("BT");

                                    (B) Amendments to Employment Agreements
                  between the Company and each of Horne and Stanley F. Zuk ("Zuk");

                                    (C) Agreements of Horne, Zuk, Gregory Horne
                  and Marion L. Horne Turcot to vote in favor of the Restructuring;

                                    (D) Financial Consulting Agreement (the
                  "Catalyst Agreement") between the Company and Catalyst Financial Corp. ("Catalyst");

                                    (E) Warrant to be issued to Catalyst and/or
                  its assigns pursuant to the Catalyst Agreement (the Catalyst Warrant");

                                    (F) Letter Agreement between the Company and
                  a group of investors restructuring the Company's debt to such investor group (the "Becker Agreement");


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


                                    (G) Certificate of Designation, Preferences,
                  Rights and Limitations of Series C Convertible Preferred Stock (the "Series C Preferred Stock") to be issued pursuant to the Becker Agreement;

                                    (H) Warrants to be issued pursuant to the
                  Becker Agreement (the "Becker Warrants");

                                    (I) Letter Agreement with a group of
                  investors modifying the terms of their existing warrants (the "BlueStone Agreement");

                                    (J) Warrants to be issued pursuant to the
                  BlueStone Agreement (the "BlueStone Warrants");

                                    (K) Letter Agreement (the "Meyers
                  Agreement") with H.J. Meyers & Co., Inc. ("Meyers");

                                    (L) Warrant to be issued pursuant to the
                  Meyers Agreement (the "Meyers Warrant");

                                    (M) Warrant to be issued to Cameron
                  Worldwide Ltd. (the "Cameron Warrant");

                                    (N) Warrant to be issued to Peter Zachariou
                  (the "Zachariou Warrant");

                                    (O) Forbearance Agreement (the "PNC
                  Agreement") with PNC Bank, National Association ("PNC"); and

                                    (P) Warrant to be issued to PNC pursuant to
                  the PNC Agreement (the "PNC Warrant")

                           (vi) Disbursement Authorization Letter; and

                           (vii) Such other documents as shall be reasonably requested by the Purchasers and their counsel.

                  (b) DELIVERIES BY THE PURCHASERS: The Purchasers will deliver to the Company the following:

                           (i) Payment by wire transfer, of the Purchase Price;

                           (ii) Disbursement Authorization Letter; and

                           (iii) Such other documents as shall be reasonably requested by the Company and its counsel.


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

         4. USE OF PROCEEDS. The Company agrees that the net proceeds to the Company from the sale of the Shares hereunder will be used to pay the following:
$110,000.00 to the Becker Group pursuant to the Becker Agreement; $250,000 to BT pursuant to the Option; $121,282.26 to Catalyst pursuant to the Catalyst Agreement; $25,000 to Meyers pursuant to the Meyers Agreement; $65,000 to Broad and Cassel for the Company's legal fees; $35,000.00 to Zane and Rudofsky for the Purchasers' legal fees; and $7,500 to PNC pursuant to the PNC Agreement. The balance of such net proceeds will generally be used to pay other expenses of the Reorganization and as described on SCHEDULE 3 attached hereto, subject to Board approval and right to modify. However, the attached Schedule represents the Company's estimate of the allocation of the net proceeds based upon the current status of its operations and anticipated business needs. It is possible, however, that the application of funds will differ considerably from the estimates set forth herein due to changes in the economic climate and/or the Company's business operations or unanticipated complications, delays and expenses.

         5. REPRESENTATIONS OF THE PURCHASERS. Each Purchaser, severally and not jointly, acknowledges, represents and warrants as of each Closing Date:

                  (a) RECEIPT OF CORPORATE INFORMATION. All requested documents, records and books pertaining to the Company and the offer and sale hereby of the Shares and the Common Stock into which the Series A Preferred Stock and Series B Preferred Stock are convertible (the "Conversion Shares" and, together with the Shares, the "Securities"), including, without limitation, the Restructuring Documents and the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997, as amended (the "Form 10-KSB"), and Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998, as amended (the "Form 10-QSBs"; the Form 10-KSB and the Form 10-QSBs are collectively referred to herein as the "SEC Documents"), have been delivered to the Purchaser and/or the Purchaser's advisors, and all of the Purchaser's questions and requests for information have been answered to the Purchaser's satisfaction. Moreover, over the course of the several weeks leading up to the consummation of this transaction, the Purchaser has received additional information regarding the Company's financial situation and, particularly, the existing defaults on lines of credit, lack of cash flow to meet current obligations without infusion of capital which may result in the Company being characterized as insolvent and the terms of the Restructuring.

                  (b) RISKS. The Purchaser acknowledges and understands that the purchase of the Securities involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in that (i) the Purchaser may not be able to liquidate the investment in the event of an emergency; (ii) transferability is extremely limited; and
(iii) in the event of a disposition, the Purchaser could sustain a complete loss of its entire investment. The Purchaser is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of an investment in the Company; has evaluated such merits and risks, including risks particular to the Purchaser's situation; and the Purchaser has determined that this investment is suitable for the Purchaser.


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

The Purchaser has adequate financial resources and can bear a complete loss of the Purchaser's investment.

                  (c) ACCREDITED INVESTOR STATUS. The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

                  (d) INVESTMENT INTENT. The Purchaser hereby represents that the Securities being purchased hereunder are being acquired for the Purchaser's own account with no intention of distributing such securities to others. The Purchaser has no contract, undertaking, agreement or arrangement with any person to sell, transfer or otherwise distribute to any person or to have any person sell, transfer or otherwise distribute for the Purchaser the Securities being purchased hereunder or any interest therein. The Purchaser is presently not engaged, nor does the Purchaser plan to engage within the presently foreseeable future, in any discussion with any person regarding such a sale, transfer or other distribution of the securities being purchased hereunder or any interest therein.

                  (e) COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS. The Purchaser understands that the Securities being offered and sold hereunder have not been registered under the Securities Act. The Purchaser understands that the Securities being offered and sold hereunder must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available. Moreover, the Purchaser understands that its right to transfer the Securities being purchased hereunder will be subject to certain restrictions, which include restrictions against transfer under the Securities Act and applicable state securities laws. In addition to such restrictions, the Purchaser realizes that it may not be able to sell or dispose of the Securities being purchased hereunder, as there may be no public or other market for them. The Purchaser understands that certificates evidencing the Securities being purchased hereunder shall bear a legend substantially as follows:

                           The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any applicable state law. They may not be offered for sale, sold, transferred or pledged without (1) registration under the Securities Act of 1933, as amended, and any applicable state law, or
                           (2) an opinion (reasonably satisfactory to the Company) of counsel that registration is not required.

                  (f) AUTHORITY; ENFORCEABILITY. The Purchaser has the full right, power, and authority (corporate or otherwise) to execute and deliver this Agreement and perform its obligations hereunder.

                  (g) NONCONTRAVENTION. This Agreement constitutes a valid and legally binding obligation of the Purchaser and neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation of or default under, or conflict with, any judgment, decree, statute or regulation of any governmental authority applicable to the Purchaser or any contract, commitment, agreement or restriction of any kind to which the Purchaser is a party or by which its assets are bound. The execution and delivery of this Agreement does not, and the consummation of the transactions described herein will not, violate applicable law, or any mortgage, lien, agreement, indenture, lease or understanding (whether oral or written) of any kind outstanding relative to the Purchaser.

                  (h) APPROVALS. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement by the Purchaser or the consummation of the transactions described herein.

                  (i) CONSULTANT'S COMPENSATION. The Purchaser acknowledges that Catalyst will receive, as compensation for its having acted as financial advisor to the Purchasers, (i) a fee of $110,500; (ii) $5,782.26 for reimbursement of expenses; (iii) $5,000 for financial consulting services for one month; and (iv) the Catalyst Warrants to purchase 141,360 shares of the Company's Common Stock, at a price of $.27 per share.

                  (j) CONCURRENT ISSUANCES OF SECURITIES. The Purchaser acknowledges that, with the purchase of the Shares contemplated hereby, the Company will also be issuing the Series C Preferred Stock, the Catalyst Warrants, the Becker Warrants, the BlueStone Warrants, the Meyers Warrants, the PNC Warrant, the Cameron Warrant and the Zachariou Warrant in connection with the Restructuring (collectively, the "Restructuring Securities"). Moreover, the Company may from time to time raise additional capital, which may include, but not be limited to, subsequent offers and sales by the Company ("Subsequent Sales") of additional shares of Preferred Stock with the same or different terms. Nothing herein shall prohibit the Company from effecting the Subsequent Sales; provided, however, that such shares shall rank junior to the Series A Preferred Stock and the Series B Preferred Stock with respect to payment of dividends and liquidation rights, unless otherwise consented to by the holders of such shares of Preferred Stock as provided in the Certificates of Designation. Until the Series A Preferred Stock and the Series B Preferred Stock become convertible, the Company agrees to afford the Purchasers a right of first refusal with respect to any future sales of Common Stock or Preferred Stock by the Company (other than pursuant to outstanding options and warrants or under the Company's employee benefit plans).

                  (k) RESTRICTIONS ON CONVERSION. The Purchaser acknowledges that the Series A Preferred Stock and the Series B Preferred Stock will not be convertible into Common Stock until such time as the Company obtains stockholder approval of (a) the Restructuring in accordance with Rule 4310(c)(H) of the Rules of The National Association of Securities Dealers, Inc., and (b) an amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of Common Stock (the "Capital Amendment"), at which time the Series A Preferred Stock and the Series B Preferred Stock will automatically convert into shares of Common Stock.

         6. REPRESENTATIONS OF THE COMPANY. The Company acknowledges, represents and warrants that except as set forth in the SEC Documents or as disclosed on the Schedules hereto:

                  (a) CORPORATE ORGANIZATION. Each of the Company, HTC and ASD is duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has full corporate power, authority and legal right to own its properties and to conduct the businesses in which it is now engaged. The Company is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the ownership or lease of its assets or the operation of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, operations, property or financial or other condition of the Company (a "Material Adverse Effect"). The Company owns 100% of the issued and outstanding capital stock of each of HTC and ASD.

                  (b) AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement, all agreements and documents referred to herein or contemplated hereby, including, without limitation, the Restructuring Documents (the "Ancillary Documents") and to perform all of its covenants and agreements hereunder. The execution and delivery of this Agreement and the Ancillary Documents by the Company, the performance by the Company of its covenants and agreements hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

                  (c) ENFORCEABILITY. This Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally or by the principles governing the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in equity or at law), including requirements of reasonableness and good faith in the exercise of rights and remedies thereunder; (ii) applicable laws and court decisions which may limit or render unenforceable certain terms and provisions contained therein, but which in our opinion do not substantially interfere with the practical realization of the benefits thereof, except for the economic consequences of any procedural delay which may be imposed by, relate to or result from such laws and court decisions; and (iii) the limitations on the enforceability of the securities indemnification provisions set forth herein by reason of matters of public policy.

                  (d) NONCONTRAVENTION. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, nor the performance by the Company of its covenants and agreements hereunder (i) violates any provision of the Certificate of Incorporation or Bylaws of the Company; (ii) violates any existing law, statute, ordinance, regulation, or any order, judgment or decree of any court or governmental agency to which the Company is a party or by which the Company or any of its assets is bound; or (iii) conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any indenture, mortgage, real property lease, securities purchase agreement, credit or loan agreement or other material agreement to which the Company is a party or by which the Company or any of its assets is bound, to the extent such violation thereof, conflict therewith, breach thereof, default thereunder or termination thereof has been waived in writing or would have a Material Adverse Effect.

                  (e) CAPITALIZATION. The authorized capital stock of the Company consists of (i) 1,000,000 shares of Preferred Stock, $.01 par value, none of which are issued and outstanding, and (ii) 10,000,000 shares of Common Stock, $.01 par value, of which 1,577,917 shares are issued and outstanding. Such outstanding shares do not give effect to the issuance of the Shares hereunder or the Restructuring Securities. Attached as SCHEDULE 5(E) is a list of all outstanding options and warrants. The holders of outstanding capital stock of the Company have no preemptive rights. The Certificate of Designation has been approved by the Board of Directors of the Company.

                  (f) THE SHARES. The Shares being offered and sold pursuant to this Agreement have been duly and validly authorized and, when issued for the consideration herein provided, will be duly and validly issued, fully paid and nonassessable.

                  (g) CONVERSION SHARES. The Conversion Shares have been duly authorized and reserved for issuance and, when issued upon conversion of the Series A Preferred Stock and the Series B Preferred Stock in accordance with the terms thereof, will be duly and validly authorized and issued, fully paid and nonassessable. Notwithstanding the foregoing, the Company does not currently have sufficient shares of authorized but unissued Common Stock to issue all of the shares of Common Stock required to be delivered upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and exercise of all outstanding options and warrants and the other Restructuring Securities.

                  (h) APPROVALS. Except as may be required under federal and state securities laws (which have been or, in the case of compliance required on a post-sale basis, will be complied with) and except for stockholder approval of the Restructuring and the Capital Amendment as contemplated hereby, the execution, delivery and performance of this Agreement by the Company does not require the consent, waiver, approval, license or authorization of or any filing with any person or any governmental authority. The issuance of the Shares pursuant to this Agreement is not subject to the registration or prospectus delivery requirements of Section 5 of the Securities Act.

                  (i) LEGAL PROCEEDINGS. Except as described on SCHEDULE 5(I), there are no (i) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company, whether at law or in equity, or before or by any governmental authority; nor (ii) judgments, decrees, injunctions or orders of any governmental authority or arbitrator against the Company, which, in either case, could have a Material Adverse Effect.

                  (j) ASSETS. To the best of its knowledge, after due diligence, except as described on SCHEDULE 5(J), the Company has good and marketable title to its assets, free and clear of any mortgage, pledge, security interest, encumbrance, charge, or other lien.

                  (k) SEC FILINGS, ETC. The Company has heretofore delivered to each Purchaser correct and complete copies of the SEC Documents. The SEC Documents were true and correct in all material respects at the time filed with respect to the periods covered thereby; and such reports, as amended, supplemented, or updated by subsequent filings, are true and correct as of the date so amended, supplemented or updated in all material respects, do not contain any misstatement of a material fact and do not omit to state a material fact or any fact required to be stated therein or necessary to make the statements contained therein not materially misleading with respect to the periods covered thereby; and all amendments or supplements thereto required to be filed under the federal securities laws have been so filed. The consolidated financial statements of the Company included in the SEC Documents complied, when filed, with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB promulgated by the SEC) and fairly presented (subject in the case of the unaudited statements, to normal audit adjustments) the financial position of the Company at the dates thereof and the consolidated results of the operations and statement of changes in financial position for the periods then ended. The Company has filed all documents and agreements that were required to be filed as exhibits to the SEC Documents and all such documents and agreements when filed were correct and complete in all material respects. Notwithstanding the foregoing, the Company's financial situation has changed since the Company filed the SEC Documents.

                  (l) ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the financial statements (the "Financial Statements") included in the SEC Documents, or on SCHEDULE 5(L), or as incurred in the ordinary course of business subsequent to March 31, 1998, as of the date hereof (i) the Company has no liability of any nature (matured or unmatured, fixed or contingent) that was not provided for or disclosed in the Financial Statements, and (ii) to the best knowledge of the Company after due diligence, all liability reserves established by the Company and set forth in the Financial Statements were adequate in all material respects for the purposes indicated therein.

                  (m) ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. The accounts receivable and accounts payable of the Company as of June 18, 1998, attached hereto as EXHIBIT 5(M) are (a) bona fide; (b) in accordance with the books and records of the Company, (c) fairly, completely and accurately present the accounts receivable and accounts payable of the Company as of such date and (d) prepared in conformity with generally accepted accounting principals consistently applied as of the period covered thereby.

                  (n) INVENTORY. The Company has previously provided or made available to the Purchasers a list of the Company's inventory, including raw materials and work in progress. The Company's inventory is valued at $3,400,000.00 as of June 19, 1998. The inventories of the Company are in usable and saleable condition and each item of such inventory is saleable at least at the value at which it is carried on the books. To the best of the Company's knowledge, once completed and converted to inventory, the Company's work in progress will be in useable and saleable condition.

                  (o) MATERIAL CHANGES. Except as disclosed in or contemplated by the SEC Documents or described on SCHEDULE 5(O) attached hereto, since March 31, 1998, there has not been any adverse material change in the assets, liabilities, operations or financial condition of the Company.

                  (p) CUSTOMERS AND CONTRACTS. Except as disclosed in the SEC Documents or described on SCHEDULE 5(P) attached hereto, to its knowledge, since March 31, 1998, the Company has not lost any material customers and no material contracts have been cancelled.

                  (q) TAXES. The Company has accurately prepared and timely filed or has had accurately prepared and timely filed on its behalf all tax returns which, to the knowledge of the Company, are required to be filed by it, and has paid all taxes shown to be due and payable on said returns including but not limited to all employment and payroll taxes or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been provided on the books of the Company) including but not limited to all employment and payroll taxes; and no tax liens have been filed and, to the knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges.

                  (r) O.S.H.A. AND ENVIRONMENTAL COMPLIANCE. The Company has duly complied with, and its facilities, business, assets, property, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, and all other environmental laws; there have been not outstanding citations, notices or orders of non-compliance issued to the Company or relating to its business, assets, property, leaseholders or equipment under such laws, rules or regulations.

                           The Company has been issued all required federal,
state and local licenses, certificates or permits relating to all applicable environmental laws. There are no visible signs of releases, spills, discharges, leaks or disposal (collectively, referred to as "Releases") of hazardous substances at, upon, under or within the real property owned by the Company. There are no underground storage tanks or polychlorinated biphenyl on the real property. To the best of the Company's knowledge, the real property has never been used as a treatment, storage or disposal facility of hazardous waste. To the Company's knowledge, no hazardous substances are present on the real property or any premises leased by the Company, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of the Company.

                  (s) RELATED PARTY TRANSACTIONS. Except to the extent described in the SEC Documents or as described on SCHEDULE 5(S), no current principal stockholder or current or former director, officer or employee of the Company nor any "affiliate" (as defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of any such person, is currently, or since March 31, 1998 has been, directly or indirectly through his affiliation with any other person or entity, a party to any transaction (other than as an employee, consultant or stockholder) with the Company providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments from or to any such person.

                  (t) GUARANTEES. Except with respect to the obligations of its subsidiaries to PNC and BT, the Company is not a guarantor of any liability or obligation (including indebtedness) of any other person.

                  (u) DISCLOSURE. The representations and warranties made by the Company in this Agreement or, except to the extent modified or amended by subsequent written disclosure to each of the Purchasers through the date hereof, in any other document or certificate furnished in connection herewith did not contain at the time made or, if set forth herein, does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading in any material respect. There is no fact known to the Company that materially adversely affects or, other than general economic conditions in the industry in which the Company operates, that the Company reasonably believes will in the future materially adversely affect the business, operations, affairs or condition, financial or otherwise, of the Company, which has not been set forth in this Agreement, the Schedules thereto or in the SEC Documents.

         7. COVENANTS OF THE COMPANY. So long as the Purchasers hold Securities that in the aggregate represent at least 20% of the outstanding capital stock of the Company, the Company shall:

                  (a) REPORTS AND INFORMATION. Furnish to the Purchasers and James B. Zane, promptly after mailing to stockholders, copies of each Annual or Quarterly Report to the Company's stockholders and proxy or information statement relating to a meeting of the Company's stockholders.

                  (b) CORPORATE EXISTENCE. Preserve and keep in full force and effect its corporate existence, its qualification to do business and its good standing in every state where it is or is required to be qualified to do business, except where the failure to be so qualified would not have a Material Adverse Effect; provided that nothing herein shall prevent the Company or any subsidiary of the Company from changing their state of incorporation.

                  (c) LICENSES, PERMITS AND FRANCHISES. Maintain, preserve and protect at all times all of its corporate and operational licenses, permits and franchises, and comply with each and all of the terms, conditions and requirements of such licenses, permits and franchises, except to the extent management of the Company determines it is not in the best interest of the Company to do so.

                  (d) PROPERTIES. Preserve all of its assets and properties that are used in the conduct of its business and maintain and keep these assets and properties in good repair, working order and condition, and from time to time make or cause to be made all needed and proper repairs, renewals, replacements, betterments and improvements to these assets and properties to preserve and maintain their value (including, but not limited to, by further encumbrance of the assets or properties), normal wear and tear excepted, so that the business carried on in connection with these assets and properties may be properly conducted at all times, except to the extent management of the Company determines it is not in the best interest of the Company to do so.

                  (e) BOOKS AND RECORDS. Keep at all times complete books of record and accounts, in conformity with generally accepted accounting principles as revised from time to time, with full, true and correct entries of all dealings and transactions in relation to the Company's business and affairs, and reasonably protect such books and accounts against loss or damage.

                  (f) STATUTORY COMPLIANCE. At all times, conduct its business in accordance with, and comply in all material respects with, all applicable statutes, regulations, judgments, decrees, resolutions and orders of, and all applicable restrictions imposed by, any and all governmental entities and/or authorities, federal, state, local and non-U.S., judicial or administrative, applicable to the conduct of the Company's businesses and activities (including environmental and other regulatory requirements) or the ownership or operation of its properties, licenses, permits and/or franchises, particularly those pertaining to the business it currently operates.

                  (g) CONDUCT OF BUSINESS. Carry on its business and activities diligently and consistent with prudent business practice for a company of the size and character of the Company and will use its best efforts to preserve its present relationship with suppliers, customers and others having business relationships with it, except to the extent that management of the Company determines it is not in the best interest of the Company to do so.

                  (h) BOARD REPRESENTATION. Simultaneously with the Closing Date, Stanley F. Zuk and Gregory Horne will resign from their positions as members of the Board of Directors. The remaining members of the Board of Directors shall cause three individuals designated by the Purchasers to be nominated for election to the Board of Directors of the Company, and shall use their best efforts to cause the election to the Board of Directors of such nominees, to serve until the conclusion of the next annual general meeting of stockholders of the Company in accordance with the Bylaws of the Company. The members of the Board of Directors shall also adopt a corporate resolution fixing the size of the Board at six members and agreeing not to increase the size until after the annual meeting of stockholders. The Company shall pay the reasonable amount of out-of-pocket expenses of the Purchasers' designees in attending such board or committee meetings in accordance with its ordinary and usual policies for the reimbursement of the expenses of non-employee directors. Notwithstanding anything to the contrary contained in this section, a director designated by the Purchasers shall be subject to the approval of the Company's management, which shall not unreasonably be withheld. Promptly after first proposing a candidate, the Purchasers shall furnish to the Company such information as may be requested by the Company about such designee (i) that is required to be included in a Registration Statement under the Securities Act or a Proxy Statement under the Exchange Act and (ii) that would be required to be included in a Schedule 13D under the Exchange Act by Item 2 thereof if filed by the candidate with respect to ownership of the Company's securities.

                  (i) STOCKHOLDER APPROVAL. The Company agrees to prepare and file, within 45 days of the date of this Agreement, a proxy statement with respect to a meeting of stockholders to approve the terms of the Restructuring, including, without limitation, this Agreement and the transactions contemplated hereby and the Capital Amendment, that require stockholder approval, including but not limited to the conversion of the Preferred Stock. The Board of Directors will take all reasonable steps necessary to hold this meeting within 120 days of the date of this Agreement. The Board of Directors of the Company has determined by unanimous vote that this transaction is advisable and in the best interests of the Company's stockholders and, to the extent consistent with their fiduciary obligations, will recommend to the Company's stockholders the approval of this Agreement and the transactions contemplated hereby and cause the Company to use its best efforts to solicit from its stockholders proxies in favor of approving this Agreement.

                  (j) ACCOUNTS PAYABLE. For a period of six months from the date of this Agreement, the Company will submit to Peter Zachariou a schedule for the payment of accounts payable. The schedule of payments of accounts payable must be approved by Peter Zachariou, provided, however, if Peter Zachariou does not respond to such schedule within five (5) business days of the date of receipt, the Company can pay such accounts payable according to the schedule. In addition, the Company shall not be required to submit for approval payments for salaries processed through ADP and payments of less than $25,000 in the aggregate per month.

         8. PUT OPTION. Notwithstanding anything contained herein to the contrary, in the event stockholder approval of the matters set forth in Section 6(i) is not obtained within one year of the date of this Agreement, Purchasers shall have the option, for a period of 90 days thereafter, to require the Company to re-purchase their shares of Series A Preferred Stock and/or Series B Preferred Stock purchased by them at a price equivalent to the Purchase Price plus 12% per annum (prorated over the period such shares are outstanding) by tendering a written request thereafter to the Company accompanied by the certificates evidencing such shares duly endorsed for transfer with medallion signature guarantees affixed thereon.

         9. REGISTRATION RIGHTS.

                  (a) REGISTRATION STATEMENT. The Company shall file with the U.S. Securities and Exchange Commission (the "Commission") a registration statement registering the re-sale of the Securities within 30 days of the date of the Company's special or annual meeting of stockholders and use its best efforts to cause such registration statement to become effective as soon as practicable. In the event the Company has not filed such registration statement by March 31, 1999, the Purchasers may, by written notice to the Company, demand the registration of the resale of such Securities. Upon the written request of the Purchasers, the Company shall use its best efforts to effect the registration under the Securities Act of the Securities which is has been so requested to register.

                  (b) PIGGY-BACK REGISTRATION RIGHTS. In addition, if at any time during the two years from the date of this Agreement the Company shall prepare and file one or more registration statements under the Securities Act (other than a registration statement in Form S-4 (or with regard to any transaction contemplated by Rule 145 promulgated under the Securities Act) or Form S-8 or any successor form of limited purpose and other than a post-effective amendment to any such registration statement), with respect to a public offering of equity or debt securities of the Company, or of any such securities of the Company held by its security holders, the Company will include in any such registration statement such information as is required, and such number of shares of Common Stock purchased hereunder and Conversion Shares (collectively, the "Registrable Securities") held by the Purchasers thereof or their respective designees or transferees as may be requested by them (the "Holders"), to permit a public offering of the Registrable Securities so requested; PROVIDED, HOWEVER, that if, in the written opinion of the Company's managing underwriter, if any, for such offering, the inclusion of the Registrable Securities requested to be registered, when added to the securities being registered by the Company or the selling security holder(s), would exceed the maximum amount of the Company's securities that can be marketed without otherwise materially and adversely affecting the entire offering, then the Company may exclude from such offering all or that portion of the Registrable Securities requested to be so registered, so that the total number of securities to be registered is within the maximum number of shares that, in the opinion of the managing underwriter, may be marketed without otherwise materially and adversely affecting the offering, provided that at least a pro rata amount of the securities that otherwise were requested to be registered for other stockholders is also excluded. In the event of such a requested registration, the Company shall furnish the then Purchasers of the Registrable Securities with not less than 20 days' written notice prior to the proposed date of filing of such registration statement. Further notice shall be given by the Company to Holders, with respect to subsequent registration statements or post-effective amendments filed by the Company, at such time as all of the Registrable Securities have been registered or may be sold without registration under the Securities Act or applicable state securities laws and regulations pursuant to Rule 144 of the Securities Act. The holders of the Registrable Securities shall exercise the rights provided for in this Section 8 by giving written notice to the Company, within ten days of receipt of the Company's notice of its intention to file a registration statement. Notwithstanding anything contained herein to the contrary, the Company may delay the effectiveness of such registration statement or withdraw such registration statement;

PROVIDED, HOWEVER, the Company will provide the Holders with notice of such delay or withdrawal.

                  (c) RULE 144. Notwithstanding anything contained herein to the contrary, the Holders shall not be permitted to exercise the registration rights provided for herein with respect to all such portion of the Registrable Securities as may be sold without registration under the Securities Act or applicable state securities laws and regulations under Rule 144 of the Securities Act.

                  (d) EXPENSES. The Company shall bear all expenses, incurred in the preparation and filing of such registration statements or post-effective amendment (and related state registrations, to the extent permitted by applicable law) and the furnishing of copies of the preliminary and final prospectus thereof to the Holders, other than expenses of the Holders' counsel, and other than sales commissions or transfer taxes incurred by the then holders with respect to the sale of such securities.

                  (e) DELAY OF REGISTRATION STATEMENT. Notwithstanding the provisions of this Section 8, if at any time during which the Company is obligated to maintain the effectiveness of a registration statement pursuant to such Section, counsel to the Company (which counsel shall be experienced in securities matters) has determined in good faith that the filing of such registration statement or the compliance by the Company with its disclosure obligations thereunder would require the disclosure of material information which the Company has a bona fide business purpose for preserving as confidential, then the Company may delay the filing or the effectiveness of such registration statement (if not then filed or effective, as appropriate) and shall not be required to maintain the effectiveness thereof (if previously declared effective) for a period expiring upon the earlier to occur of (i) the date on which such information is disclosed to the public or ceases to be material or the Company is so able to comply with its disclosure obligations, or
(i) 30 days after counsel to the Company makes such good faith determination. There shall not be more than one such delay period with respect to any registration statement after it has been declared effective pursuant to Section
8. Notice of any such delay period and of the termination thereof will be promptly delivered by the Company to each Purchaser and shall be maintained in confidence by each such Purchaser. The Purchasers shall not sell any Conversion Shares during such period as any such registration statement is not current, as advised by the Company, unless the sale is exempt from registration. The Purchasers shall furnish to the Company such information regarding such Purchaser and a written description of the contribution proposed by such Purchaser as the Company may reasonably request.

                  (f) UNDERWRITERS' LOCKUP. Each Holder whose Registrable Securities are included in a registration statement pursuant to an underwritten public offering shall, if requested by the managing underwriter of the public offering, enter into an agreement with the underwriter pursuant to which the Holder will agree not to sell, transfer or otherwise dispose of the Registrable Securities for such period after consummation of the public offering as may reasonably be requested by the underwriter; up to a maximum of 120 days, without the consent of the underwriter.

         10. NOTICES. All notices, reports and other communications to the Purchasers of the Company hereunder shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by facsimile transmission or by registered mail or certified mail, return receipt requested, postage prepaid, in each case to the respective persons and addresses specified below (or to such other persons or addresses as may be specified in writing to the other party):

          If to the Purchaser, to:  The respective address as set forth on
                                    SCHEDULE 1 hereto

          With a copy to:           Zane and Rudofsky
                                    152 West 57th Street
                                    New York, New York 10019
                                    Attn:  James B. Zane, Esquire
                                    Fax No.:  (212) 541-5555

          If to the Company, to:    ASD Group, Inc.
                                    1 Industrial Street
                                    Poughkeepsie, New York 12603
                                    Attn:  Gary Horne, Chief Executive Officer
                                    Fax No.:  (914) 691-6070

          With a copy to:           Broad and Cassel
                                    201 South Biscayne Boulevard, Suite 3000
                                    Miami, Florida 33131
                                    Attn:  Dale S. Bergman, P.A.
                                    Fax No.:  (305) 373-9443

                  Any notice or communication given in conformity with this Section shall be deemed to be effective when received by the addressee if delivered by hand or overnight courier and three days after mailing, if mailed.

         11. MEDIATION AND ARBITRATION OF DISPUTES.

                  (a) MEDIATION. If a dispute arises under this Agreement and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute in an amicable manner by nonbinding mediation administered by the American Arbitration Association under its Commercial Mediation Rules.

                  (b) ARBITRATION. Any dispute, unresolved through the mediation process in Section 11(a), arising under this Agreement shall be submitted by the parties to binding arbitration, with any such arbitration proceeding being conducted in accordance with the rules of the American Arbitration Association. Any arbitration panel presiding over any arbitration proceeding hereunder is hereby empowered to render a decision in respect of such dispute, to award costs and expenses (including reasonable attorney fees) as it shall deem equitable and to enter its award in any court of competent jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in New York, New York for purposes of enforcement of any arbitration award hereunder. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

         12. NO IMPLIED WAIVERS; RIGHTS CUMULATIVE. No failure on the part of the Purchasers or the Company to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

         13. AMENDMENTS. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision(s) intended to be amended, modified, waived, terminated or discharged and signed by the Purchasers and the Company, and each amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Purchasers and the Company.

         14. POWER OF ATTORNEY. Each of the Purchasers set forth on Schedule 1 constitutes and appoints Peter Zachariou as his, her or its true and lawful attorney in fact and agent with full power of substitution for him, her or it, and as his, her or its name, place and stead in any capacities to execute in the name of each such person any and all documents relating to the purchase of the Shares and grants Peter Zachariou full power and authority to do and perform each and every act and thing required or necessary to be done as such Purchaser might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         15. INDEMNIFICATION

                  (a) INDEMNIFICATION BY THE COMPANY AND HORNE. Subject to the limitations contained in Section 13(d), the Company and Horne, jointly and severally, hereby agree to indemnify and hold each Purchaser and their respective affiliates, directors, officers, employees and agents (collectively, the "Purchaser Indemnitees") harmless from, and to reimburse each of the Purchaser Indemnitees for, on an after-tax basis, any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever (including, but not limited to, reasonable attorney's fees and costs) (COLLECTIVELY,

"LOSSES") arising out of, based upon or resulting from any inaccuracy in or any breach of any representation or warranty of the Company contained in this Agreement to the extent such Loss exceeds the Basket (as defined below), certificate or other written instrument or document delivered by the Company pursuant hereto.

                  (b) INDEMNIFICATION BY THE PURCHASER. Each Purchaser, severally and not jointly, hereby agrees to indemnify and hold the Company and its subsidiaries, affiliates, directors, officers, employees and agents (collectively, the "Company Indemnitees") harmless from, and to reimburse each of the Company Indemnitees for, on an after-tax basis, any Loss from (i) any inaccuracy in or any breach of any representation or warranty of the Purchaser contained in this Agreement, certificate or other written instrument or document delivered by the Purchaser pursuant hereto or (ii) any breach of any of the covenants, agreements or undertakings of the Purchaser contained in or made pursuant to this Agreement.

                  (c) PROCEDURE FOR INDEMNIFICATION. Promptly following the discovery of any breach of a representation or warranty of the Company or the Purchasers contained in this Agreement, of any third party claim or of any other matter which could entitle Purchasers or the Company to indemnification under this Agreement, the indemnified party shall give notice to the indemnitor. The indemnitor shall have ten days from receipt of such notice to pay the amount of damages so specified or challenge the claim. If the indemnitor disputes such claim for indemnification, the indemnitor shall be given 10 days in which to meet with the Company's accountants, review the basis for such claim and dispute the findings, if appropriate.

                           If any claim for indemnification hereunder results
from any claim or Loss by a person who is not a party to this Agreement ("Third Party Claim"), such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnitee shall give the other party prompt notice of any such claim and the Indemnitor shall undertake the defense thereof by representatives of its own choosing, reasonably satisfactory to the Indemnitee, at the expense of the Indemnitor. The Indemnitee shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing, at its own expense. If Indemnitor, within 20 days after notice of any such Third Party Claim, fails to defend, the Indemnitee shall have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf, and for the account of, Indemnitor, at the expense and risk of Indemnitor.

                  (d) LIMITS ON INDEMNIFICATION. The Purchasers shall not be entitled to indemnification pursuant to this Section 13 unless and until the aggregate amount of the Company Indemnified Losses (generally, the Indemnified Losses) with respect to losses for specific representations and warranties exceeds the amounts set forth on SCHEDULE 13(D) with respect to those losses (in each case, a "Basket"). In no event shall the Company or Horne be liable or responsible after closing for any Indemnified Losses under this Agreement in excess of an aggregate amount equal to $1,900,000. Moreover, Horne shall be liable only to the extent of the principal amount then outstanding under the Promissory Notes payable by the

Company to Horne (the "Horne Notes"), and the 85,718 shares of the Company's Common Stock owned by Horne (the "Horne Shares").

                  (e) SET-OFF AND ESCROW. Without limiting any other rights of the Purchasers pursuant to this Agreement or otherwise, the Purchasers may, upon written notice to Horne and subject to the provisions of Section 13(c), offset against the amounts due Horne under the Horne Notes any and all Indemnified Loses incurred or sustained by it and subject to indemnification under Section
13. To the extent of any offset, the principal amount outstanding under the Horne Notes shall be reduced, and interest as stated therein shall accrue from the date of such offset only on the principal balance as so reduced. In addition, Horne shall enter into an agreement with the Company's transfer agent in form and substance reasonable acceptable to the Purchasers pursuant to which Horne shall place into escrow, for a period of one year commencing from the date of this Agreement, the Horne Shares. Notwithstanding anything contained herein to the contrary, Purchasers must first exercise their rights to set-off first with respect to the Horne Notes.

         16. SURVIVAL OF REPRESENTATIONS AND WARRANTS. Each of the representations and warranties made by the Company shall survive for a period of one year after the date of this Agreement. No claim for the recovery of Indemnified Losses may be asserted after such representations and warranties shall thus expire; PROVIDED, however, that claims for Indemnified Losses first asserted within such period shall not thereafter be barred.

         17. INTEGRATION. This Agreement, including the Schedules hereto and the agreements referred to herein, represents the entire understanding and agreement of the parties with respect to the subject matter hereof. No other representations, statements or warranties have been made, other than what is written herein.

         18. ATTORNEYS' FEES. Except as otherwise set forth herein, all costs and expenses, including reasonable attorneys' fees, incurred in the enforcement of this Agreement, shall be paid to the prevailing party by the non-prevailing party, upon demand.

         19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which may be considered one and the same agreement and each of which shall be deemed an original.

         20. GOVERNING LAW. This Agreement shall be enforced, governed and construed in all respects in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Delaware. The parties agree to be subject to the personal jurisdiction of the federal and state courts in the State of New York, and that any disputes arising from or in relation to this Agreement may be commenced in Federal or State Court of competent jurisdiction within the State of New York. The parties consent to service of process by Certified Mail, Return Receipt Requested, at the addresses set forth hereinabove.

         IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Agreement as of the date first written above.

                                      THE COMPANY:

                                      ASD GROUP, INC.

                                      By: /S/ GARY D. HORNE
                                          --------------------------------------
                                               Gary Horne, Chairman of the Board
                                               and Chief Executive Officer


MATTHEW HOLSTEIN PENSION PLAN         PURCHASERS:



By: /S/ MATTHEW HOLSTEIN              /S/ JONATHON LAURIE
---------------------------------     ------------------------------------------
        MATTHEW HOLSTEIN, TRUSTEE     JONATHON LAURIE

   /S/ RUSSEL C. KRAUS                /S/ JACOB BENJAMIN
---------------------------------     ------------------------------------------
       RUSSEL C. KRAUS                JACOB BENJAMIN

                                      /S/ HENRY ORLINSKY
                                      ------------------------------------------
TAURUS ENTERPRISES, LLC.              HENRY ORLINSKY

By: /S/ MATTHEW HOLSTEIN              /S/ MARN RABINOVICI
---------------------------------     ------------------------------------------
        MATTHEW HOLSTEIN, MANAGER     MARN RABINOVICI

   /S/ PHILIP M. HOLSTEIN, JR.        /S/ MARLENE MORDOWITZ
---------------------------------     ------------------------------------------
       PHILIP M. HOLSTEIN, JR.        MARLENE MORDOWITZ

   /S/ ALBERT KULA                    CONRAD CONSULTING
--------------------------------
       ALBERT KULA
                                      By: /S/ ILLEGIBLE
                                         ---------------------------------------
                                      Name: Illegible
                                      Title: Signatory

ACCESSIBLE DEVELOPMENT CORP.          GILLETTE INTERNATIONAL, LTD.

By: /S/ LAZAR LEYBOVICH               By: /S/ VONICE PARKER
----------------------------------    ------------------------------------------
        LAZAR LEYVOVICH, PRESIDENT            VONICE PARKER, DIRECTOR/SECRETARY

                                      /S/ REGINA MILLER
                                      ------------------------------------------
                                      REGINA MILER

                                      /S/ PETER ZACHARIOU
                                      ------------------------------------------
                                      PETER ZACHARIOU

                                      CAMERON WORLDWIDE LTD.


                                      By: /S/ JAY H. SOLOMONT
                                         ---------------------------------------
                                      Name: Jay H. Solomont
                                      Title: Director

                                      With respect to Section 5 only:

                                      HIGH TECHNOLOGY COMPUTERS,
                                      INC.


                                      By:  /S/ GARY D. HORNE
                                         ---------------------------------------
                                          Gary D. Horne, Chief Executive Officer

                                      AUTOMATED SYSTEMS
                                      DEVELOPERS, INC.

                                      By:  /S/ GARY D. HORNE
                                         ---------------------------------------
                                          Gary D. Horne

                                      With respect to the Section 12 only:

                                      /S/ GARY D. HORNE
                                      ------------------------------------------
                                      GARY D. HORNE

                                ASD GROUP, INC.
                                   SCHEDULE 1

                                                           NO. OF SHARES        AGGREGATE
PURCHASER                                                    PURCHASED       PURCHASE PRICE
---------                                                  -------------     --------------

Common Stock, $.20 per share                                    392,017     $    78,403.40

Peter C. Zachariou

Series A Preferred Stock, $3.52 per share

Jonathon Laurie                                              24,431.818     $    86,000.00
Jacob Benjamin                                               28,409.091     $   100,000.00
Henry Orlinsky                                               17,045.455     $    60,000.00
Benjamin Rabinovki                                           28,409.091     $   100,000.00
Marlene Mordowitz                                            21,022.727     $    74,000.00
Regina Miller                                                68,181.818     $   240,000.00
Conrad Consulting Limited                                    28,409.091     $   100,000.00
                                                           ------------     --------------
  Subtotal                                                  215,909.091     $   760,000.00

Series B Preferred Stock, $2.00 per share

Peter C. Zachariou                                          180,798.500     $   361,597.00
Cameron Worldwide Ltd.                                      150,000.000     $   300,000.00
                                                           ------------     --------------
  Subtotal                                                  330,798.500        661,597.000

Series A Preferred Stock, $4.00 per share

Mathew Holstein Pension Plan                   9/22/98        5,750.000     $    23,000.00
Russell C. Kraus                               9/22/98        7,500.000     $    30,000.00
Taurus Enterprises, L.L.C.                     9/22/98        3,000.000     $    12,000.00
Philip M. Holstein, Jr.                        9/22/98        6,250.000     $    25,000.00
Albert Kula                                    8/13/98       37,000.000     $   148,000.00
Regina Miller                                 10/22/98        8,750.000     $    35,000.00
Regina Miller                                 10/22/98        3,750.000     $    15,000.00
Regina Miller                                 10/29/98        7,500.000     $    30,000.00
Accessible Development Corp.                  10/29/98       20,000.000     $    80,000.00
Gillette International Ltd.                    9/10/98       37,500.000     $   150,000.00(1)
                                                           ------------     --------------
  Subtotal                                                  137,000.000     $   548,000.00

TOTAL FOR SERIES A AND B PS                                 683,707.591      1,969,597.000
                                                           ============     ==============

TOTAL SHARES OF CS AND PROCEEDS                            7,229,092.91     $ 2,048,000.40
                                                           ============     ==============

(1) Company actually received $149,982 after bank charges.

                                  EXHIBITS
                                  --------


Exhibit A                           Certificates of Designations, Preferences,
                                    Rights and Limitations for Series A and
                                    Series B Preferred Stock



Exhibit 5(m)                        Accounts Receivable and Accounts Payable

                                  SCHEDULES
                                  ---------

Schedule 1                       Purchasers
Schedule 3                       Use of Proceeds
Schedule 5(e)                    List of Outstanding Options and Warrants
Schedule 5(i)                    Legal Proceedings
Schedule 5(j)                    Litigation, Outstanding Orders, Judgments, Etc.
Schedule 5(l)                    Undisclosed Liabilities
Schedule 5(o)                    Material Changes
Schedule 5(p)                    Customers and Contracts
Schedule 5(s)                    Related Party Transactions
Schedule 12(c)                   Indemnification Limits